Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
Alex Lopez
Investor Relations
+1-412-434-3466
alejandrolopez@ppg.com
investor.ppg.com

PPG reports second quarter 2024 financial results
•Record reported earnings per diluted share (EPS) of $2.24 and adjusted EPS of $2.50
•Net sales of $4.8 billion; organic sales flat versus prior year
•Segment margins improved 110 basis points year over year, marking seven consecutive quarters of margin expansion
•Share repurchases of approximately $150 million in the quarter; $300 million year to date

PITTSBURGH, July 18, 2024 – PPG (NYSE:PPG) today reported financial results for the second quarter 2024.

Second Quarter Consolidated Results

$ in millions, except EPS	2Q 2024	2Q 2023	YOY change
Net sales	$4,794	$4,872	(2)%
Net income	$528	$490	+8%
Adjusted net income(a)	$590	$534	+10%
EPS	$2.24	$2.06	+9%
Adjusted EPS(a)	$2.50	$2.25	+11%
(a) Reconciliations of reported to adjusted figures are included below

Chairman and CEO Comments
Tim Knavish, PPG chairman and chief executive officer, commented on the quarter:

PPG delivered strong financial results in an increasingly challenging macro-environment. We achieved record reported EPS and adjusted EPS and grew year-over-year adjusted EPS by 11%, marking the sixth consecutive quarter of growth.

Overall organic sales were flat, but grew in many of our businesses, including aerospace coatings, packaging coatings, architectural coatings Americas and Asia Pacific, traffic solutions and specialty coatings and materials. This growth was offset by global automotive builds that weakened as the quarter progressed and global industrial production which remained soft. Also, refinish coatings sales were down year over year reflecting a comparison to record prior year results and uneven distributor order patterns.

Overall European year-over-year sales volume comparisons improved sequentially versus the first quarter, but sales volumes remained unfavorable and were below our initial expectations. Our financial results continued to benefit from our well-established businesses in Mexico and China, our second and third largest countries based on revenue.

We built on our segment margin growth momentum as aggregate segment margins improved 110 basis points, which marks the seventh consecutive quarter of year-over-year improvement. Also, our gross margins improved by 180 basis points year over year. Our balance sheet remains strong, including lower inventories year over year, and we remain committed to utilizing cash for shareholder value creation. For the third consecutive quarter we repurchased shares, with approximately $150 million repurchased in the quarter and about $300 million year to date.

Looking ahead, we expect strong momentum in Mexico. We believe that demand in China for PPG technology-advantaged products will deliver continued organic growth, albeit at lower growth rates than achieved in the first half of the year. In Europe, demand remains uneven by country and end use, but we expect to realize modest sequential year-over-year improvement. In the U.S., economic conditions have remained subdued in several end-use markets, but we expect overall improvement as the second half of the year progresses.

As we execute on various enterprise growth initiatives and capitalize on our technical and service capabilities, we expect positive momentum in driving improved sales volumes will broaden within our business portfolio. In addition to those businesses that grew in the second quarter, we expect organic growth in automotive refinish coatings and protective and marine coatings. Also, while still slightly unfavorable year over year, we are projecting modest sequential quarterly improvement in general industrial demand. As a result, in the third quarter we are projecting flat-to-low single-digit percentage aggregate organic sales growth.

The strategic reviews of the architectural coatings U.S. and Canada business and the global silicas business that were announced in the first quarter are progressing. We are diligently working toward and remain on schedule to determine paths forward as a result of each of these reviews.

Our more than 50,000 employees continue to be dedicated to delivering growth for PPG. Our record results this quarter were made possible by our PPG team around the world who make it happen and deliver on our purpose every day: We protect and beautify the world®.

Second Quarter 2024 Reportable Segment Financial Results
Performance Coatings segment

$ in millions	2Q 2024	2Q 2023	YOY change
Net sales	$3,048	$3,041	—%
Segment income	$570	$537	+6%
Segment income %	18.7%	17.7%
Sales volumes			—%
Selling prices			+2%
Foreign currency translation			(1)%
Divestitures			(1)%

Performance Coatings net sales were flat, as higher selling prices were offset by the divestitures of the non-North American portion of the traffic solutions business and unfavorable foreign currency translation.

Sales of PPG’s aerospace products remained strong, as the business delivered double-digit percentage organic sales growth year over year, while the order backlog increased to approximately $290 million. Protective and marine coatings organic sales were flat as growth in Europe and the Asia

Pacific region was offset by lower sale volumes in other regions. Organic sales for architectural coatings Americas and Asia Pacific were higher by a low single-digit percentage, supported by sales volume growth in the professional contractor segment in the U.S. and Canada. In Mexico, architectural coatings delivered record sales and earnings as we continue to benefit from a strong Mexican economy and our world-class distribution network in the country. Organic sales for architectural coatings Europe, Middle East and Africa decreased by a low single-digit percentage with lower sales volumes across western Europe, which offset growth in central and eastern Europe. As expected, automotive refinish coatings organic sales were lower by a mid-single-digit percentage, as a challenging prior-year comparison and uneven distributor order patterns in the U.S. offset solid growth in Asia and Europe.

Segment operating margins of 18.7% were a second quarter record and increased by 100 basis points year over year. Segment income increased by 6% versus the prior year primarily due to improved selling prices partially offset by higher growth-related spending.

Industrial Coatings segment

$ in millions	2Q 2024	2Q 2023	YOY change
Net sales	$1,746	$1,831	(5)%
Segment income	$259	$250	+4%
Segment income %	14.8%	13.7%
Sales volumes			—%
Selling prices			(3)%
Foreign currency translation			(1)%
Other			(1)%

Industrial Coatings segment net sales were lower compared to the second quarter 2023 due to lower selling prices from certain index-based customer contracts and unfavorable foreign currency translation.

Automotive original equipment manufacturer (OEM) coatings organic sales decreased by a high single-digit percentage due to lower index-based selling prices and lower U.S. and European industry volumes, partly offset by above-market PPG growth in Mexico and moderated growth in China. Industrial coatings organic sales declined by a low single-digit percentage with subdued industrial activity in the U.S. and Europe more than offsetting solid PPG growth in China and India. Packaging coatings organic sales were up a mid-single-digit percentage year over year with solidly higher sales volumes stemming from PPG share gains mitigated by lower selling prices.

Segment margins improved by 110 basis points compared to the second quarter 2023. Segment income was 4% higher than the prior year as input costs moderated. These net benefits more than offset the impact from lower selling prices based on certain index-based pricing contracts and wage cost inflation.

Additional Financial Information
•At quarter end, the company had cash and short-term investments totaling $1.2 billion. Net debt was $5.2 billion, down $0.4 billion from the second quarter 2023.
•Corporate expenses were $69 million in the second quarter, which was $16 million lower than the prior year, as lower incentive-based compensation and cost savings initiatives were partially offset by general inflation.
•Net interest expense was $17 million in the second quarter.
•The effective tax rate was approximately 23% in the second quarter.

Outlook
The company today reported the following projections for the third quarter and full-year 2024 based on current global economic activity, continued uneven global industrial production, lower global automotive production, uneven but stabilizing demand in Europe, continued growth in Mexico and India, and low single-digit growth in China.

Outlook	3Q 2024	FY 2024
Organic sales growth	Flat to up low single digits	Flat to up low single digits
Adjusted EPS	$2.10 - $2.20 per share	$8.15 - $8.30 per share

The effective tax rate for the third quarter 2024 is expected to be between 23.5% to 24.5%, higher than the prior year adjusted rate of 19.5%, including the impact of several regional tax rate increases, the expected mix of country-specific earnings and the absence of certain prior year favorable discrete tax items.

Additional information related to 2024 financial projections are available in the detailed commentary and associated presentation slides related to the second quarter financial information, which are posted within the Investors section of PPG.com.

The term organic sales as used in this press release is defined as net sales excluding the impact of currency, acquisitions and divestitures.

PPG: WE PROTECT AND BEAUTIFY THE WORLD®
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty materials that our customers have trusted for more than 140 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $18.2 billion in 2023. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

The PPG Logo and We protect and beautify the world are registered trademarks of PPG Industries Ohio, Inc.

Additional Information

PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at about 4:30 p.m. ET today, July 18. The company will hold a conference call to review its second quarter 2024 financial performance on July 19, at 8:00 a.m. ET. Participants can pre-register for the conference by navigating to https://www.netroadshow.com/events/login?show=b15d2051&confId=67003. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com. A telephone replay will be available July 19, beginning at approximately 11:00 a.m. ET, through August 2, at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 1-866-813-9403; Canada, 1-226-828-7578; UK (Local), 0204-525-0658; international, +44-204-525-0658; passcode 281083. A web replay also will be available shortly after the call on the PPG Investor Center at www.ppg.com, and will remain through Thursday, July 17, 2025.

Forward-Looking Statements

Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to the effects on our business of COVID-19, global economic conditions, geopolitical issues, the amount of future share repurchases, increasing price and product competition by our competitors, fluctuations in cost and availability of raw materials, energy, labor and logistics, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, PPG inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring and other initiatives, the ability to identify additional cost savings opportunities, the timing and expected benefits of potential future and completed acquisitions, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our 2023 Annual Report on Form 10-K considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of July 18, 2024, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation

PPG believes investors’ understanding of the company’s performance is enhanced by the disclosure of net income, earnings per diluted share from continuing operations and PPG’s effective tax rate adjusted for certain items. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share from continuing operations and the effective tax rate adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share and the adjusted effective tax rate may not be comparable to similarly titled measures as reported by other companies. PPG is not able to provide a reconciliation of third quarter and full-year 2024 expected adjusted earnings per diluted share to the most directly comparable GAAP financial measure without unreasonable effort because certain items that impact such measure are uncertain or cannot be reasonably predicted at this time.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Second Quarter 2024		Second Quarter 2023
	$	EPS(a)	$	EPS(a)
Reported net income from continuing operations	$528	$2.24	$490	$2.06
Acquisition-related amortization expense	27	0.11	30	0.13
Business restructuring-related costs, net(b)	2	0.01	11	0.05
Portfolio optimization(c)	18	0.08	3	0.01
Legacy environmental remediation charges(d)	15	0.06	—	—
Adjusted net income from continuing operations, excluding certain items	$590	$2.50	$534	$2.25

	Second Quarter 2024			Second Quarter 2023
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$693	$156	22.5%	$646	$149	23.1%
Acquisition-related amortization expense	36	9	24.6%	40	10	24.6%
Business restructuring-related costs, net(b)	4	2	46.0%	14	3	24.0%
Portfolio optimization(c)	26	8	31.3%	7	2	24.3%
Legacy environmental remediation charges(d)	20	5	24.3%	—	—	—%
Adjusted effective tax rate, continuing operations, excluding certain items	$779	$180	23.1%	$707	$164	23.2%
(a)Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(b)Business restructuring-related costs, net include business restructuring charges, offset by releases related to previously approved programs, which are included in Other charges/(income), net on the condensed consolidated statement of income, accelerated depreciation of certain assets, which is included in Depreciation on the condensed consolidated statement of income, and other restructuring-related costs, which are included in Cost of sales, exclusive of depreciation and amortization and Selling, general and administrative on the condensed consolidated statement of income.
(c)Portfolio optimization includes losses on the sale of non-core assets, including the loss recognized on the sale of the Company's traffic solutions business in Argentina during the second quarter 2024, which is included in Other charges/(income), net in the condensed consolidated statement of income. Portfolio optimization also includes advisory, legal, accounting, valuation, other professional or consulting fees and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect divestitures and other portfolio optimization exit actions. These costs are included in Selling, general and administrative expense on the condensed consolidated statement of income. In 2023, net loss of $2 million was attributable to noncontrolling interests.
(d)Legacy environmental remediation charges represent environmental remediation costs at certain non-operating PPG manufacturing sites. These charges are included in Other charges/(income), net in the condensed consolidated statement of income.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended June 30		Six Months Ended June 30
	2024	2023	2024	2023
Net sales	$4,794	$4,872	$9,105	$9,252
Cost of sales, exclusive of depreciation and amortization	2,734	2,866	5,179	5,462
Selling, general and administrative	1,077	1,069	2,141	2,061
Depreciation	98	93	201	185
Amortization	36	40	74	81
Research and development, net	111	110	220	214
Interest expense	62	67	117	126
Interest income	(45)	(32)	(87)	(57)
Pension settlement charge	—	—	—	190
Other charges/(income), net	28	13	29	(9)
Income before income taxes	$693	$646	$1,231	$999
Income tax expense	156	149	285	229
Net income attributable to controlling and noncontrolling interests	$537	$497	$946	$770
Net income attributable to noncontrolling interests	(9)	(7)	(18)	(16)
Net income (attributable to PPG)	$528	$490	$928	$754

Earnings per common share (attributable to PPG)	$2.25	$2.08	$3.95	$3.20

Earnings per common share (attributable to PPG) - assuming dilution	$2.24	$2.06	$3.93	$3.18

Average shares outstanding	234.5	236.0	235.1	235.9

Average shares outstanding - assuming dilution	235.7	237.3	236.3	237.1

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS HIGHLIGHTS (unaudited)
($ in millions)
	Six Months Ended June 30
	2024	2023
Cash from operating activities	$305	$621
Cash used for investing activities:
Capital expenditures	$374	$242
Business acquisitions, net of cash balances acquired	$27	$106
Cash used for financing activities:
Dividends paid on PPG common stock	$305	$292

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	June 30	December 31	June 30
	2024	2023	2023
Current assets:
Cash and cash equivalents	$1,131	$1,514	$1,228
Short-term investments	61	75	68
Receivables, net	3,845	3,279	3,821
Inventories	2,299	2,127	2,506
Other current assets	448	436	445
Total current assets	$7,784	$7,431	$8,068

Current liabilities:
Short-term debt and current portion of long-term debt	$639	$306	$809
Accounts payable and accrued liabilities	4,332	4,467	4,306
Current portion of operating lease liabilities	194	194	188
Restructuring reserves	60	87	113
Total current liabilities	$5,225	$5,054	$5,416

Long-term debt	$5,765	$5,748	$6,099

PPG OPERATING METRICS (unaudited)
($ in millions)
	June 30	December 31	June 30
	2024	2023	2023
Operating Working Capital (a)	$3,264	$2,645	$3,485
As a percent of quarter sales, annualized	17.0%	15.2%	17.9%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended June 30		Six Months Ended June 30
	2024	2023	2024	2023
Net sales
Performance Coatings	$3,048	$3,041	$5,662	$5,669
Industrial Coatings	1,746	1,831	3,443	3,583
Total	$4,794	$4,872	$9,105	$9,252

Segment income
Performance Coatings	$570	$537	$972	$932
Industrial Coatings	259	250	508	490
Total	$829	$787	$1,480	$1,422

Items not allocated to segments
Corporate	(69)	(85)	(152)	(152)
Interest expense, net of interest income	(17)	(35)	(30)	(69)
Business restructuring-related costs, net (Note A)	(4)	(14)	(15)	(14)
Portfolio optimization (Note B)	(26)	(7)	(32)	(7)
Legacy environmental remediation charges (Note C)	(20)	—	(20)	—
Pension settlement charge (Note D)	—	—	—	(190)
Insurance recovery (Note E)	—	—	—	9
Income before income taxes	$693	$646	$1,231	$999

Note A:
Business restructuring-related costs, net include business restructuring charges, offset by releases related to previously approved programs, which are included in Other charges/(income), net on the condensed consolidated statement of income, accelerated depreciation of certain assets, which is included in Depreciation on the condensed consolidated statement of income and other restructuring-related costs, which are included in Cost of sales, exclusive of depreciation and amortization and Selling, general and administrative on the condensed consolidated statement of income.

Note B:
Portfolio optimization includes losses on the sale of non-core assets, including the loss recognized on the sale of the Company's traffic solutions business in Argentina during the second quarter 2024, which is included in Other charges/(income), net in the condensed consolidated statement of income. Portfolio optimization also includes advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect divestitures and other portfolio optimization exit actions. These costs are included in Selling, general and administrative expense on the condensed consolidated statement of income.

Note C:
Legacy environmental remediation charges represent environmental remediation costs at certain non-operating PPG manufacturing sites. These charges are included in Other charges/(income), net in the condensed consolidated statement of income.

Note D:
In the first quarter 2023, PPG purchased group annuity contracts that transferred pension benefit obligations for certain of the company’s retirees in the U.S. to third-party insurance companies, resulting in a non-cash pension settlement charge.
Note E:
In the first quarter 2023, the company received reimbursement under its insurance policies for damages incurred at a southern U.S. factory from a winter storm in 2020.